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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                              POWERCOLD CORPORATION
                         ------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    73931Q103
                               ------------------
                                 (CUSIP Number)


                                December 31, 2000
                               ------------------








Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)

|X|      Rule 13d-1(c)

|_|      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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-------------------------------                    -----------------------------
CUSIP NUMBER: 73931Q103                13G                     Page 2 of 5 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION

           Intermagnetics General Corporation(1)
                                                                   14-1537454
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
           (a)  N/A
           (b)  N/A


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                           1,354,786
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                              -0-
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                           1,354,786

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                           -0-

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,354,786
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 10.72(2)
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)

                 CO
--------------------------------------------------------------------------------

(1) On May 25, 2000, PowerCold Corporation filed Form 8-A12G and registered its common stock, par value $0.001 under Section 12(g) of the Securities Exchange Act of 1934, as amended, thereby triggering the requirement for Filer to file Schedule 13G.

(2) Based on 12,669,383 shares of common stock of Issuer issued and outstanding on January 16, 2001.


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-------------------------------                    -----------------------------
CUSIP NUMBER: 73931Q103                13G                     Page 3 of 5 Pages

-------------------------------                    -----------------------------

                                  SCHEDULE 13G

Item 1.  (a).     Name of Issuer: PowerCold Corporation

         (b).     Address of Issuer's Principal Executive Offices:

                  103 Guadeloupe Drive
                  Cibola, Texas 78108

Item 2.  (a).     Name of Person Filing:  This Schedule 13G is being filed on behalf of the following persons (the "Filer"):

                  Intermagnetics General Corporation

         (b).     Address of Principal Business Office or, if None, Residence:

                  450 Old Niskayuna Road
                  Latham, New York 12110

         (c).     Citizenship:

                  Filer is a New York Corporation

         (d). Title of Class of Securities: Common Stock, $0.001 par value (the "Common Stock").

         (e).     CUSIP Number: 73931Q103

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check whether the Person Filing is a: N/A

Item 4. Ownership. For information concerning the ownership of Common Stock of the Issuer by Filer, see Items 5 through 9 and 11 of the cover page to this Schedule 13G and the footnotes thereto.

Item 5. Ownership of Five Percent or Less of a Class. If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of
         the class of securities, check the following.    |_|       N/A



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-------------------------------                    -----------------------------
CUSIP NUMBER: 73931Q103                13G                     Page 4 of 5 Pages

-------------------------------                    -----------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                           N/A

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company.    N/A

Item 8.  Identification and Classification of Members of the Group.    N/A

Item 9.  Notice of Dissolution of Group.    N/A

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







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-------------------------------                    -----------------------------
CUSIP NUMBER: 73931Q103                13G                     Page 5 of 5 Pages

-------------------------------                    -----------------------------


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 9, 2001

                                      INTERMAGNETICS GENERAL CORPORATION



                                      By:    /s/ Michael C. Zeigler
                                             -----------------------------------
                                      Name:  Michael C. Zeigler
                                      Title: Senior Vice President, Finance and
                                             Chief Financial Officer


         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C.ss.1001)